Exhibit 99.1

Magellan Gold Receives U.S. Forest Service Permit to Reopen Portals

at Center Star Gold Mine in Idaho

Wallace, ID – August 11, 2020 – Magellan Gold Corporation (OTCQB: MAGE) (“Magellan” or the “Company”), a precious metals exploration and development company, today announced that the Company has received a permit from the U.S. Forest Service to reopen the portals to the Center Star Gold Mine in Idaho.

The issuance of the permit will allow Magellan to rehabilitate the roads leading to the Center Star Gold Mine and reopen the mine’s main portal and emergency access portal. The Company will post bond after it receives information from the U.S. Forest Service on the required amount.

“This is a significant milestone in our plans to advance the Center Star Gold Mine project and to reopen its portals,” said Mike Lavigne, President of Magellan. “Gaining access to the underground workings of Center Star will drive our strategic direction on the project’s future development. We look forward to a continued working relationship with the U.S. Forest Service on Center Star.”

The Center Star Gold Mine, located near the Elk City mining district of Idaho, hosts high-grade gold mineralization that was discovered in the early 1900s, with periodic historic production and development work done under different ownership through the 1980s. It has not had any exploration or development work conducted in the last 35 years. On July 1, 2020, Magellan acquired additional unpatented mining claims to the Center Star Gold Mine, adding 320 acres of land to increase its holding to 620 acres of claims along the Center Star gold trend.

About Magellan Gold Corporation

Magellan Gold Corporation (OTCQB: MAGE) is focused on the exploration and development of precious metals in North America. Magellan’s flagship project is The Center Star Gold Mine in Idaho. We are additionally working to build a collection of operating gold mines in the Western United States. Our goal going forward will be to resume production and expand our resource base to achieve greater market recognition for the benefit of our shareholders.

To learn more about Magellan Gold Corporation, visit www.magellangoldcorp.com.

Cautionary Statement

The United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can legally extract or produce. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves. Currently we have not delineated “reserves” on any of our properties. We cannot be certain that any deposits at our properties will ever be confirmed or converted into SEC Industry Guide 7 compliant “reserves.” Investors are cautioned not to assume that all or any part of any “resource” estimates will ever be confirmed or converted into reserves or that they can be economically or legally extracted.

Forward Looking Statements

This release contains “forward-looking statements.” Such statements are based on good faith assumptions that Magellan Gold Corporation believes are reasonable but which are subject to a wide range of uncertainties and business risks that could cause actual results to differ materially from future results expressed, projected or implied by such forward-looking statements. Factors that could cause actual results to differ from those anticipated are discussed in Magellan Gold Corporation’s periodic filings with the Securities and Exchange Commission.

Contact:
Magellan Gold Corporation
Mike Lavigne, President & Director
contact@magellangoldcorp.com